FORM N-SAR SUB-ITEM 77Q2 EXHIBIT



Certain directors of Tri-Continental Corporation (the "registrant") purchased shares of the registrant and were late in reporting the transactions on Form 4. The following is a breakdown of the transactions:


Director          Number of late reports    Number of late transactions
Alice S. Ilchman              2                            2
Frank A. McPherson            1                            1